Filed Pursuant to Rule 424(b)(3)

Registration No. 333-259018

PROPSECTUS

DIGITAL ALLY, INC.

Warrants to Purchase up to 7,681,540 Shares of Common Stock

7,681,540 Shares of Common Stock Underlying Common Stock Purchase Warrants

This prospectus relates to the offer and resale of (i) warrants (the “Warrants”) to purchase up to 7,681,540 shares of common stock, par value $0.0001 per share (the “Common Stock”) and (ii) an aggregate of 7,681,540 shares (the “Warrant Shares”) of Common Stock, of Digital Ally, Inc. (the “Company”, “we”, “us” or “our”) issuable upon exercise of the “Warrants at an exercise price of $3.25 per share, which Warrants were issued to certain institutional investors (the “Selling Securityholders” and each a “Selling Securityholder”). We are not selling any of the Warrants or Warrant Shares (collectively, the “Securities”) under this prospectus and will not receive any of the proceeds of the sale or other disposition of the Securities by the Selling Securityholders.

Pursuant to a securities purchase agreement, dated as of January 27, 2021, by and between the Company and the Selling Securityholders (the “Purchase Agreement”), the Company issued common stock purchase warrants to the Selling Securityholders, dated February 1, 2021 (the “February Warrants”), which were initially issued and included for registration, along with the shares of Common Stock underlying such February Warrants and certain other securities, in a registered direct offering by the Company, pursuant to a prospectus supplement, dated January 27, 2021 (the “January 27th Prospectus Supplement”) to the Company’s effective registration statement on Form S-3 (File No. 333-239419), which was initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on June 25, 2020, and was declared effective on July 2, 2020 (the “Shelf Registration Statement”). On August 19, 2021, the Company cancelled February Warrants exercisable for up to 7,681,540 shares of Common Stock in consideration for its issuance of the Warrants to the Selling Securityholders. The Company also filed a supplement to the Prospectus Supplement removing the cancelled February Warrants and the shares of Common Stock exercisable thereunder from registration under the Shelf Registration Statement in order to provide additional availability for the issuance of securities under the Shelf Registration Statement. The Warrants were issued pursuant an exemption from registration under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”).

This prospectus also covers any additional shares of Common Stock that may become issuable upon any anti-dilution adjustment pursuant to the terms of the Warrants issued to the Selling Securityholders by reason of stock splits, stock dividends, and other events described therein.

The Securities may be resold from time to time by the Selling Securityholders listed in the section titled “Selling Securityholders” beginning on page 29.

The Selling Securityholders, or their respective transferees, pledgees, donees or other successors-in-interest, may sell the Securities through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. The Selling Securityholders may sell any, all or none of the Securities offered by this prospectus, and we do not know when or in what amount the Selling Securityholders may sell their Securities hereunder following the effective date of this registration statement. We provide more information about how a Selling Securityholder may sell its Securities in the section titled “Plan of Distribution” on page 32.

We are registering the Securities on behalf of the Selling Securityholders, to be offered and sold by them from time to time. While we will not receive any proceeds from the sale of the Securities by the Selling Securityholders in the offering described in this prospectus, we will receive $3.25 per share upon the cash exercise of each of the Warrants. Upon exercise of the Warrants for all 7,681,540 Warrant Shares by payment of cash, we will receive aggregate gross proceeds of $24,965,005. However, we cannot predict when and in what amounts or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised, in which case we would not receive any cash proceeds. We have agreed to bear all of the expenses incurred in connection with the registration of the Securities. The Selling Securityholders will pay or assume discounts, commissions, fees of underwriters, selling brokers or dealer managers and similar expenses, if any, incurred for the sale of the Securities.

Our Common Stock is currently listed on the Nasdaq Capital Market under the symbol “DGLY.” The Warrants are not currently listed on any exchange and we do not intend to list the Warrants for trading on any exchange.

Investing in the Securities involves risks. You should carefully review the risks described under the heading “Risk Factors” beginning on page 10 and in the documents which are incorporated by reference herein before you invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus is September 2, 2021

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ABOUT THIS PROSPECTUS

This prospectus describes the general manner in which the Selling Stockholders may offer from time to time Warrants to purchase up to 7,681,540 Warrant Shares and the 7,681,540 Warrant Shares issuable upon exercise of the Warrants. You should rely only on the information contained in this prospectus and the related exhibits, any prospectus supplement or amendment thereto and the documents incorporated by reference, or to which we have referred you, before making your investment decision. Neither we nor the Selling Securityholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus, any prospectus supplement or amendments thereto do not constitute an offer to sell, or a solicitation of an offer to purchase, the Securities offered by this prospectus, any prospectus supplement or amendments thereto in any jurisdiction to or from any person to whom or from whom it is unlawful to make such offer or solicitation of an offer in such jurisdiction. You should not assume that the information contained in this prospectus, any prospectus supplement or amendments thereto, as well as information we have previously filed with the SEC, is accurate as of any date other than the date on the front cover of the applicable document.

If necessary, the specific manner in which the Securities may be offered and sold will be described in a supplement to this prospectus, which supplement may also add, update or change any of the information contained in this prospectus. To the extent there is a conflict between the information contained in this prospectus and any prospectus supplement, you should rely on the information in such prospectus supplement, provided that if any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in this prospectus or any prospectus supplement—the statement in the document having the later date modifies or supersedes the earlier statement.

Neither the delivery of this prospectus nor any distribution of any of the Securities pursuant to this prospectus shall, under any circumstances, create any implication that there has been no change in the information set forth or incorporated by reference into this prospectus or in our affairs since the date of this prospectus. Our business, financial condition, results of operations and prospects may have changed since such date.

Neither we nor the Selling Securityholders are offering to sell or seeking offers to purchase the Securities in any jurisdiction where the offer or sale is not permitted. Neither we, nor the Selling Securityholders, have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the securities as to distribution of the prospectus outside of the United States.

Solely for convenience, our trademarks and tradenames referred to in this prospectus and the registration statement of which it forms a part, may appear without the ® or ™ symbols, but such references are not intended to indicate in any way that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and tradenames.

Information contained in, and that can be accessed through our website, www.digitalallyinc.com, does not constitute part of this prospectus or the registration statement of which it forms a part.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any applicable prospectus supplement or amendment and the information incorporated by reference in this prospectus contain various forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), which represent our expectations or beliefs concerning future events. Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, and/or which include words such as “believes,” “plans,” “intends,” “anticipates,” “estimates,” “expects,” “may,” “will” or similar expressions. In addition, any statements concerning future financial performance, ongoing strategies or prospects, and possible future actions, which may be provided by our management, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties, and assumptions about our company, economic and market factors, and the industry in which we do business, among other things. These statements are not guarantees of future performance, and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors. Factors that could cause our actual performance, future results and actions to differ materially from any forward-looking statements include, but are not limited to, those discussed under the heading “Risk Factors” in any of our filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. The forward-looking statements in this prospectus, the applicable prospectus supplement or any amendments thereto and the information incorporated by reference in this prospectus represent our views as of the date such statements are made. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date such statements are made.

INDUSTRY AND MARKET DATA

Unless otherwise indicated, information contained in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity and market size, is based on information from various sources, on assumptions that we have made based on such data and other similar sources and on our knowledge of the markets for our products. These data sources involve a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, all of the information in this prospectus concerning our industry and the market in which we operate, including our market position, market opportunity, size and growth, does not take into account the effects that the SARS-CoV-2 coronavirus disease (“COVID-19”) has had on such industry and market.

We have not independently verified any third-party information. While we believe the market position, market opportunity and market size information included in this prospectus is generally reliable, such information is inherently imprecise. In addition, projections, assumptions and estimates of our future performance and the future performance of the industry in which we operate is necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the section titled “Risk Factors” and elsewhere in this prospectus. These and other factors could cause results to differ materially from those expressed in the estimates made by the independent parties and by us.

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OUR COMPANY

This summary highlights information contained in the documents incorporated herein by reference. Before making an investment decision, you should read the entire prospectus, and our other filings with the SEC, including those filings incorporated herein by reference, carefully, including the sections entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements.” Unless the context provides otherwise, all references herein to “Digital Ally”, “the “Company”, “we”, “our” and “us” refer to Digital Ally, Inc.

Company Overview

We supply technology-based products utilizing our portable digital video and audio recording capabilities for the law enforcement and security industries and for the commercial fleet and mass transit markets. We have the ability to integrate electronic, radio, computer, mechanical, and multi-media technologies to create positive solutions to our customers’ requests. Our products include: the DVM-800 and DVM-800 Lite, which are in-car digital video mirror systems for law enforcement; the FirstVU and the FirstVU HD, which are body-worn cameras; our patented and revolutionary VuLink product, which integrates our body-worn cameras with our in-car systems by providing hands-free automatic activation for both law enforcement and commercial markets; the DVM-250 and DVM-250 Plus, which are our commercial line of digital video mirrors that serve as “event recorders” for the commercial fleet and mass transit markets; and FleetVU and VuLink, which are our cloud-based evidence management systems. We introduced the EVO-HD product in the second quarter of 2019 and began full-scale deliveries in the third quarter of 2019, which continued through 2020 and into 2021. The EVO-HD is designed and built on a new and highly advanced technology platform that we believe will become the platform for a new family of in-car video solution products for the law enforcement and commercial markets. We believe that the launch of these new products will help to reinvigorate our in-car and body-worn systems revenues while diversifying and broadening the market for our product offerings. Additionally, we introduced two new lines of branded products: (1) the ThermoVu™ which is a line of self-contained temperature monitoring stations that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) our Shield™ disinfectants and cleansers which are for use against viruses and bacteria. We began offering our Shield™ disinfectants and cleansers to our law enforcement and commercial customers late in the second quarter of 2020.

We are also pursuing expansion of our current business by pursuing a plan to acquire businesses that are complementary to our existing businesses. We recently formed Digital Ally Healthcare, Inc. (“Digital Healthcare”), a wholly owned subsidiary, to expand our operations in the healthcare market. Digital Healthcare recently entered into a joint venture with Nobility DAH, LLC (“Nobility DAH”) to assist us in our expansion into the healthcare market. See Recent Developments - Entry into Joint Venture by the Company’s Subsidiary, Digital Healthcare; Acquisition. We plan to continue our plans for business expansion within the healthcare market and in other industries.

COVID-19 Pandemic

The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where we have offices, employees, customers, vendors and other suppliers and business partners.

Like most US-based businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. By that time, much of our first fiscal quarter of 2020 was completed. During the remainder of 2020 and the first quarter of 2021, the Company observed decreases in demand from certain customers, including primarily law-enforcement and commercial customers. However, the Company is beginning to experience an increase in demand for the three months ended June 30, 2021, compared to the same period in 2020.

Given the fact that our products are sold through a variety of distribution channels, we expect our sales will experience more volatility as a result of the changing and less predictable operational needs of many customers as a result of the COVID-19 pandemic. We are aware that many companies, including many of our suppliers and customers, are reporting or predicting negative impacts from COVID-19 on future operating results. Although we observed significant declines in demand for our products from certain customers during 2020 and the quarter ended March 31, 2021, we believe that it remains too early for us to know the exact impact COVID-19 will have on the long-term demand for our products. We also cannot be certain how demand may shift over time as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

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In light of broader macro-economic risks and already known impacts on certain industries that use our products and services, we have taken, and continue to take targeted steps to lower our operating expenses because of the COVID-19 pandemic. We continue to monitor the impacts of COVID-19 on our operations closely and this situation could change based on a significant number of factors that are not entirely within our control and are discussed in this and other sections of this quarterly report on Form 10-Q. We do not expect there to be material changes to our assets on our balance sheet or our ability to timely account for those assets. Further, in connection with the preparation of this quarterly report on Form 10-Q, we reviewed the potential impacts of the COVID-19 pandemic on goodwill and intangible assets and have determined there to be no material impact at this time. We have also reviewed the potential impacts on future risks to the business as it relates to collections, returns and other business-related items.

To date, travel restrictions and border closures have not materially impacted our ability to obtain inventory or manufacture or deliver products or services to customers. However, if such restrictions become more severe, they could negatively impact those activities in a way that would harm our business over the long term. Travel restrictions impacting people can restrain our ability to assist our customers and distributors as well as impact our ability to develop new distribution channels, but at present we do not expect these restrictions on personal travel to be material to our business operations or financial results. We have taken steps to restrain and monitor our operating expenses and therefore we do not expect any such impacts to materially change the relationship between costs and revenues.

Like most companies, we have taken a range of actions with respect to how we operate to assure we comply with government restrictions and guidelines as well as best practices to protect the health and well-being of our employees and our ability to continue operating our business effectively. To date, we have been able to operate our business effectively using these measures and to maintain internal controls as documented and posted. We also have not experienced challenges in maintaining business continuity and do not expect to incur material expenditures to do so. However, the impacts of COVID-19 and efforts to mitigate the same have remained unpredictable and it remains possible that challenges may arise in the future.

The actions we have taken so far during the COVID-19 pandemic include, but are not limited to:

●	requiring appropriate employees who can work from home to work from home;

●	increasing our IT networking capability to best assure employees can work effectively outside the office; and

●	for employees who must perform essential functions in one of our offices:

●	having employees maintain a distance of at least six feet from other employees whenever possible;

●	having employees work in dedicated shifts to lower the risk all employees who perform similar tasks might become infected by COVID-19;

●	having employees stay segregated from other employees in the office with whom they require no interaction; and

●	requiring employees to wear masks while they are in the office whenever possible.

The Company currently believes revenue for the year ending December 31, 2021 will still be impacted due to the conditions noted. In April 2020, the Company implemented a COVID-19 mitigation plan designed to further reduce its operating expenses during the pandemic. Actions taken to date include work hour and salary reductions for senior management. These cost reductions are in addition to the significant restructuring actions which the Company continues to implement and develop throughout 2021. Based on the Company’s current cash position, its projected cash flow from operations and its cost reduction and cost containment efforts to date, the Company believes that it will have sufficient capital and or have access to sufficient capital through public and private equity and debt offerings to sustain operations for a period of one year following the date of this filing. If business interruptions resulting from the COVID-19 pandemic were to be prolonged or expanded in scope, the business, financial condition, results of operations and cash flows would be negatively impacted. The Company will continue to actively monitor this situation and will implement actions necessary to maintain business continuity.

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Our Products

The following describes our product portfolio:

In-Car Digital Video Mirror System for law enforcement – EVO-HD, DVM-800 and DVM-800 Lite

In-car video systems for patrol cars are now a necessity and have generally become standard. Current systems are primarily digital based systems with cameras mounted on the windshield and the recording device generally in the trunk, headliner, dashboard, console or under the seat of the vehicle. Most manufacturers have developed and transitioned completely to digital video, and some have offered full high definition (“HD”) level recordings, which is currently state-of-art for the industry.

Our digital video rear-view mirror unit is a self-contained video recorder, microphone and digital storage system that is integrated into a rear-view mirror, with a monitor, global positioning system (“GPS”) and 900 megahertz (“MHz”) audio transceiver. Our system is more compact and unobtrusive than certain of our competitors because it requires no recording equipment to be located in other parts of the vehicle.

Our in-car digital video rear-view mirror has the following features:

●	wide angle zoom color camera;

●	standards-based video and audio compression and recording;

●	system is concealed in the rear-view mirror, replacing factory rear-view mirror;

●	monitor in rear-view mirror is invisible when not activated;

●	easily installed in any vehicle;

●	ability to integrate with body-worn cameras including auto-activation of either system;

●	archives audio/video data to the cloud, computers (wirelessly) and compact flash memory, or file servers;

●	900 MHz audio transceiver with automatic activation;

●	marks exact location of incident with integrated GPS;

●	playback using Windows Media Player;

●	optional wireless download of stored video evidence;

●	proprietary software protects the chain of custody; and

●	records to rugged and durable solid-state memory.

The Company launched its in-car digital video platform under the name EVO-HD during the second quarter of 2019. The EVO-HD is a next generation system that offers a multiple HD in-car camera solution system with built-in patented VuLink auto-activation technology. The EVO-HD is built on a new and highly advanced technology platform that enables many new and revolutionary features, including auto activation beyond the car and body camera. We believe that no other provider can offer built-in patented VuLink auto-activation technology. The EVO-HD provides law enforcement officers with an easier to use, faster and more advanced system for capturing video evidence and uploading than the Company’s competitors. Additional features include:

●	a remote cloud trigger feature that allows dispatchers to remotely start recordings;

●	simultaneous audio/video play back;

●	cloud connectivity via cell modem, including the planned deployment of the new 5G network;

●	near real-time mapping and system health monitoring;

●	body-camera connectivity with built-in auto activation technology; and

●	128 gigabyte internal storage and up to 2 terabyte external solid-state drive storage.

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The EVO-HD is designed and built on a new and highly advanced technology platform that is expected to become the platform for a new family of in-car video solution products for law enforcement. The innovative EVO-HD technology replaces the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle while offering numerous hardware configurations to meet the varied needs and requirements of our law enforcement customers. The EVO-HD can support up to four HD cameras, with two cameras having pre-event and evidence capture assurance (“ECA”) capabilities to allow agencies to review entire shifts. An internal cell modem will allow for connectivity to the VuVault.net cloud, powered by Amazon Web Services (“AWS”) and real time metadata when in the field.

In-Car Digital Video “Event Recorder” System – DVM-250 Plus for Commercial Fleets

Digital Ally provides commercial fleets and commercial fleet managers with the digital video tools that they need to increase driver safety, track assets in real-time and minimize the company’s liability risk while enabling fleet managers to operate the fleet at an optimal level. We market a product designed to address these commercial fleet markets with our DVM-250 Plus event recorders that provide various types of commercial fleets with features and capabilities that are fully-customizable and consistent with their specific application and inherent risks. The DVM-250 Plus is a rear-view mirror based digital audio and video recording system with many, but not all, of the features of our DVM-800 law enforcement mirror systems, which we sell at a lower price point. The DVM-250 Plus is designed to capture events, such as wrecks and erratic driving or other abnormal occurrences, for evidentiary or training purposes. The commercial fleet markets may find our units attractive from both a feature and a cost perspective compared to other providers. We believe that, due to our marketing efforts, commercial fleets are adopting this technology, and in particular, the ambulance and taxi-cab markets.

Digital Ally offers a suite of data management web-based tools to assist fleet managers in the organization, archival, and management of videos and telematics information. Within the suite, there are powerful mapping and reporting tools that are intended to optimize efficiency, serve as training tools for teams on safety, and, ultimately, generate a significant return on investment for the organization.

The Company’s management expects EVO-HD to become the platform for a new family of in-car video solution products for the commercial markets. The innovative EVO-HD technology is expected to replace the current in-car mirror-based systems with a miniaturized system that can be custom-mounted in the vehicle, while offering numerous hardware configurations to meet the varied needs and requirements of the Company’s commercial customers. In its commercial market application, the EVO-HD can support up to four HD cameras, with two cameras having pre-event and ECA capabilities to allow customers to review entire shifts. An internal cell modem will allow for connectivity to the FleetVU Manager cloud-based system for commercial fleet tracking and monitoring, which is powered by AWS and real time metadata when in the field.

Miniature Body-Worn Digital Video System – FirstVU HD for law enforcement and private security

This system is also a derivative of our in-car video systems, but is much smaller and lighter and more rugged and water-resistant to handle a hostile outdoor environment. These systems can be used in many applications in addition to law enforcement and private security and are designed specifically to be clipped to an individual’s pocket or other outer clothing. The unit is self-contained and requires no external battery or storage devices. Current systems offered by competitors are digital based, but generally require a battery pack and/or storage device to be connected to the camera by wire or other means. We believe that our FirstVU HD product is more desirable for potential users than our competitors’ offerings because of its video quality, small size, shape and lightweight characteristics. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

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Auto-activation and Interconnectivity between in-car video systems and FirstVU HD body worn camera products – VuLink for law enforcement applications

Recognizing a critical limitation in law enforcement camera technology, we pioneered the development of our VuLink ecosystem that provides intuitive auto-activation functionality as well as coordination between multiple recording devices. The United States Patent and Trademark Office (the “USPTO”) has recognized these pioneering efforts by granting us multiple patents with claims covering numerous features, such as automatically activating an officer’s cameras when the light bar is activated or when a data-recording device such as a smart weapon is activated. Additionally, the awarded patent claims cover automatic coordination between multiple recording devices. Prior to this work, officers were forced to manually activate each device while responding to emergency scenarios, a requirement that both decreased the usefulness of the existing camera systems and diverted officers’ attention during critical moments. Our FirstVU HD integrates with our in-car video systems through our patented VuLink system allowing for automatic activation of both systems.

VuVault.net and FleetVU Manager

VuVault.net is a cost-effective, fully expandable, law enforcement cloud storage solution powered by AWS that provides redundant and security-enhanced storage of all uploaded videos that comply with the United States Federal Bureau of Investigation’s Criminal Justice Information Services Division requirements.

FleetVU Manager is our web-based software for commercial fleet tracking and monitoring that features and manages video captured by our video event data recorders of incidents requiring attention, such as accidents. This software solution features our cloud-based web portal that utilizes many of the features of our VuVault.net law-enforcement cloud-based storage solution.

ThermoVu and Shield Disinfectants

ThermoVu is a non-contact temperature-screening instrument that measures temperature through the wrist and controls entry to facilities when temperature measurements exceed pre-determined parameters. ThermoVu has optional features such as facial recognition to improve facility security by restricting access based on temperature and/or facial recognition reasons. ThermoVu provides an instant pass/fail audible tone with its temperature display and controls access to facilities based on such results.

Shield Disinfectants and Cleansers consists of a disinfectant and cleanser line, which is for use against viruses and bacteria, that is less harsh than many of the traditional products now widely distributed. Shield Disinfectants and Cleansers is offered in a variety of sizes and quantities.

The Company has also begun distributing other personal protective equipment and supplies such as masks and gloves to supplement its Shield brand of products to healthcare workers as well as other consumers.

Other Products

During the last year, we focused our research and development efforts to meet the varying needs of our customers, enhance our existing products and commence development of new products and product categories. Our research and development efforts are intended to maintain and enhance our competitiveness in the market niche we have carved out, as well as positioning us to compete in diverse markets outside of law enforcement. In December 2019, we announced a partnership with Pivot International for design and manufacture of a new and innovative Breathalyzer Device utilizing our recently issued patent. With this new technology, when an officer is conducting a field sobriety test and the breathalyzer is activated, the digital video recording device will automatically start a recording, later embedding the meta-data captured onto the recorded video. The U.S. Patent No. 10,390,732 (the “‘732 Patent’”) was granted by the U.S. Patent Office in August 2019 and is an expansion of our patented VuLink automatic activation technology.

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Corporate Information

We were incorporated in Nevada on December 13, 2000 as Vegas Petra, Inc. From that date until November 30, 2004, when we entered into a Plan of Merger with Digital Ally, Inc., a Nevada corporation, which was formerly known as Trophy Tech Corporation (the “Acquired Company”), we had not conducted any operations and were a closely-held company. In conjunction with the merger, we were renamed Digital Ally, Inc.

The Acquired Company, which was incorporated on May 16, 2003, engaged in the design, development, marketing and sale of bow hunting-related products. Its principal product was a digital video recording system for use in the bow hunting industry. It changed its business plan in 2004 to adapt its digital video recording system for use in the law enforcement and security markets. We began shipments of our in-car digital video rear view mirrors in March 2006.

On January 2, 2008, we commenced trading on Nasdaq under the symbol “DGLY.” We conduct our business from 15612 College Boulevard, Lenexa, Kansas 66219. Our website address is www.digitalallyinc.com. Information contained on our website does not form part of this prospectus and is intended for informational purposes only.

Recent Developments

Annual Meeting of Stockholders

The Company’s Annual Meeting of Stockholders (“Annual Meeting’) was held on July 8, 2021. At the Annual Meeting the Company’s stockholders elected Stanton E. Ross, Leroy C. Richie, Daniel F. Hutchins and Michael J. Caulfield as directors of the Company. The stockholders also approved an amendment to the Company’s 2020 Stock Option Plan to increase the number of shares of common stock reserved for issuance under such Plan from 1,500,000 shares to 2,500,000 shares.

Entry into Joint Venture by the Company’s Subsidiary, Digital Healthcare; Acquisition

On June 4, 2021, Digital Healthcare, our wholly owned subsidiary, entered into an operating agreement with Nobility DAH (the “Nobility Healthcare Operating Agreement”), creating a joint venture called Nobility Healthcare, LLC (the “Nobility Healthcare Joint Venture”), in which Digital Healthcare holds a 51% interest and Nobility DAH owns the remaining 49% interest. Under the provisions of the Nobility Healthcare Operating Agreement, Nobility LLC (“Nobility”), an affiliate of Nobility DAH, will manage the Nobility Healthcare Joint Venture with certain administrative assistance to be provided by Digital Healthcare. Also under the provisions of the Nobility Healthcare Operating Agreement, the Nobility Healthcare Joint Venture may be dissolved, upon the occurrence of, for example, the issuance of a decree of dissolution; the approval of its members; or a merger or other disposition of Nobility Healthcare’s assets.

Nobility DAH, intends to engage in the revenue cycle management (“RCM”) business, servicing the medical industry. Digital Healthcare made a commitment to invest up to $13.5 million into the Nobility Healthcare Joint Venture in consideration for its 51% ownership interest. There was no material relationship between Nobility DAH and the Company prior to creating the Nobility Joint Venture.

On June 30, 2021, Digital Healthcare and Nobility DAH, through the Nobility Joint Venture, acquired a medical billing company located in the Mid-West with annual revenues of approximately $1.0 million. This closely-held company has a long track record and provides RCM for over 40 physician clients in diverse specialties, including orthopedics, pediatrics, internal medicine and cardiology.

Acquisition of Commercial Office Building and Property

On April 30, 2021, the Company closed on a purchase and sale agreement (the “Purchase and Sale Agreement”) to acquire a commercial office building and associated property with an address of 14001 Marshall Drive, Lenexa, Kansas, 66215 (the “Office Building”) for $5.295 million, exclusive of closing costs. The seller of such property was DDG Holdings, LLC, a Kansas corporation (the “Seller”), which had no prior material relationship with the Company other than the Purchase and Sale Agreement.

Pursuant to the terms of the Purchase and Sale Agreement, the Company’s obligation to close the acquisition of the Office Building was subject to customary closing conditions, which were completed by the parties. The Purchase and Sale Agreement contains customary representations and warranties by the Seller. The Company funded the purchase price with cash on hand, without the addition of external debt or other financing.

The Office Building contains approximately 71,000 square feet of existing office and warehouse space. The Company purchased the building subject to a current tenant lease that will expire in August 2021, and provides for rental payments of $55,000 each month, plus common area maintenance charges. The Company plans to move into the Office Building upon the expiration of such tenant’s lease.

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ABOUT THIS OFFERING

This prospectus relates to the offer and resale by the Selling Securityholders of (i) Warrants exercisable for up to 7,681,540 shares of Common Stock and (ii) the 7,681,540 shares of Common Stock exercisable pursuant to the Warrants. All of the Securities, when sold, will be sold by the Selling Securityholders. The Selling Securityholders may sell the Securities from time to time at prevailing market prices or at privately negotiated prices.

Securities Offered by the Selling Securityholders:	Warrants to purchase up to 7,681,540 Warrant Shares and the 7,681,540 Warrant Shares underlying the Warrants.

Shares of Common Stock outstanding after completion of this offering (assuming full exercise of the Warrants that are exercisable for Warrant Shares offered hereby):	59,195,231 (1)

Warrants	The Warrants have an exercise price of $3.25 per share and are exercisable until 30 days after the fifth anniversary of the issuance date of the Warrants. The Warrants are exercisable either through net share settlement or cash, at the holder’s option. The number of Warrant Shares to be issued is subject to adjustment as a result of certain adjustment provisions set forth in the Warrants. You should carefully consider the information on the Warrants under “Description of the Securities Offered in this Offering” and all other information included or incorporated by reference in this prospectus before investing in the Securities.

Use of proceeds:	We will not receive any of the proceeds from any sale of any of the Securities by the Selling Securityholders. We may receive proceeds in the event that any of the Warrants are exercised, for cash, at the exercise price per share, which may result in gross proceeds of up to $24,965,005. Any proceeds that we receive from the exercise of the Warrants will be used for working capital and other general corporate purposes. See “Use of Proceeds.”

Risk factors:	An investment in the Securities offered under this prospectus is highly speculative and involves substantial risk. Please carefully consider the “Risk Factors” section beginning on page 10 and other information in this prospectus for a discussion of risks. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also impair our business and operations.

Listing:	Our Common Stock is listed on the Nasdaq Capital Market under the symbol “DGLY.” The Warrants are not listed, and we do not intend to apply for listing of the Warrants on any national securities exchange or any other nationally recognized trading system.

(1) Except as otherwise indicated herein, the number of shares of Common Stock to be outstanding immediately after this offering is based on 51,513,691 shares of our Common Stock outstanding as of August 20, 2021 and includes or excludes the following as of such date:

●	excludes up to 1,091,939 shares of our Common Stock issuable upon exercise of outstanding options with a weighted average exercise price of $1.94 per share;

●	includes 683,375 shares of our Common Stock subject to forfeiture pursuant to outstanding non-vested restricted stock grants;

●	excludes 1,321,846 shares of our Common Stock reserved for future issuance pursuant to our existing stock incentive plans;

●	excludes up to 26,808,598 shares of our Common Stock issuable upon exercise of warrants outstanding, having a weighted average exercise price of $3.29 per share; and

●	excludes 63,518 shares of our Common Stock held as treasury stock.

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RISK FACTORS

Investing in in our Securities involves a high degree of risk. You should carefully consider and evaluate all of the information contained in this prospectus and in the documents that we incorporate by reference into this prospectus before deciding to invest in our shares of Common Stock. In particular, you should carefully consider and evaluate the risks and uncertainties described under the heading “Risk Factors” in this prospectus. Any of the risks and uncertainties set forth in this prospectus and in the documents that we incorporate by reference herein, as updated by annual, quarterly and other reports and documents that we file with the SEC and incorporate by reference into this prospectus, could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the value of our Securities. The risks described in this prospectus and in the documents that we incorporate by reference herein are not the only ones facing us. Additional risks not currently known to us or that we currently deem immaterial may also adversely affect us. As a result, you could lose all or part of your investment.

Risks Related to this Offering and Ownership of our Securities

Our insiders and affiliated parties beneficially own a significant portion of our Common Stock.

As of the date of this prospectus, our executive officers, directors, and affiliated parties beneficially own approximately 7.0% of our Common Stock, including options vested or to vest within sixty (60) days. As a result, our executive officers, directors and affiliated parties will have significant influence to:

●	elect or defeat the election of our directors;

●	amend or prevent amendment of our articles of incorporation or bylaws;

●	effect or prevent a merger, sale of assets, change of control or other corporate transaction; and

●	affect the outcome of any other matter submitted to the stockholders for vote.

In addition, any sale of a significant amount of our Common Stock held by our directors and executive officers, or the possibility of such sales, could adversely affect the market price of our Common Stock. Management’s stock ownership may discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us, which in turn could reduce our stock price or prevent our stockholders from realizing any gains from our Common Stock. Furthermore, the interests of this concentration of ownership may not always coincide with our interests or the interests of other stockholders. Accordingly, these stockholders could cause us to enter into transactions or agreements that we would not otherwise consider.

The market price for our Common Stock is particularly volatile given our status as a relatively unknown company with a small and thinly traded public float, and lack of profits, which could lead to wide fluctuations in the share price of our Common Stock. You may be unable to sell any shares of Common Stock that you hold at or above your purchase price, which may result in substantial losses to you.

The market for our Common Stock is characterized by significant price volatility when compared to the shares of larger, more established companies that trade on a national securities exchange and have large public floats, and we expect that the share price of our Common Stock will continue to be more volatile than the shares of such larger, more established companies for the indefinite future. The volatility in the share price of our Common Stock is attributable to a number of factors. First, as noted above, our Common Stock is, compared to the shares of such larger, more established companies, sporadically and thinly traded. The price for our shares of share price of our Common Stock could, for example, decline precipitously in the event that a large number of shares of our Common Stock is sold on the market without commensurate demand. Secondly, an investment in our securities is a speculative or “risky” investment due to our lack of profits to date. As a consequence of this enhanced risk, more risk-adverse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares of share price of our Common Stock on the market more quickly and at greater discounts than would be the case with the stock of a larger, more established company that trades on a national securities exchange and has a large public float. Many of these factors are beyond our control and may decrease the market price of our Common Stock regardless of our operating performance.

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If we are not able to comply with the applicable continued listing requirements or standards of The Nasdaq Stock Market LLC, our Common Stock could be delisted from Nasdaq.

Our Common Stock is currently listed on Nasdaq. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards, including those regarding director independence and independent committee requirements, minimum stockholders’ equity, minimum share price, and certain corporate governance requirements. There can be no assurances that we will be able to comply with the applicable listing standards of The Nasdaq Stock Market LLC.

In the event that our Common Stock is delisted from Nasdaq and is not eligible for quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities, such as the Pink Sheets or the OTC Bulletin Board. In such event, it could become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely also be a reduction in our coverage by securities analysts and the news media, which could cause the price of our Common Stock to decline further. Also, it may be difficult for us to raise additional capital if we are not listed on a major exchange.

In the event that our Common Stock is delisted from Nasdaq, U.S. broker-dealers may be discouraged from effecting transactions in shares of our Common Stock because they may be considered penny stocks and thus be subject to the penny stock rules.

The SEC has adopted a number of rules to regulate a “penny stock” that restricts transactions involving stock which is deemed to be a penny stock. Such rules include Rules 3a51-1, 15g-1, 15g-2, 15g-3, 15g-4, 15g-5, 15g-6, 15g-7, and 15g-9 under the Exchange Act. These rules may have the effect of reducing the liquidity of penny stocks. “Penny stocks” generally are equity securities with a price of less than $5.00 per share (other than securities registered on certain national securities exchanges or traded on Nasdaq if current price and volume information with respect to transactions in such securities is provided by the exchange or system). Our shares of Common Stock have in the past constituted, and may again in the future constitute, a “penny stock” within the meaning of the rules. The additional sales practice and disclosure requirements imposed upon U.S. broker-dealers may discourage such broker-dealers from effecting transactions in shares of our Common Stock, which could severely limit the market liquidity of such shares of Common Stock and impede their sale in the secondary market.

A U.S. broker-dealer selling a penny stock to anyone other than an established customer or “accredited investor” (generally, an individual with a net worth in excess of $1,000,000 or an annual income exceeding $200,000, or $300,000 together with his or her spouse) must make a special suitability determination for the purchaser and must receive the purchaser’s written consent to the transaction prior to sale, unless the broker-dealer or the transaction is otherwise exempt. In addition, the “penny stock” regulations require the U.S. broker-dealer to deliver, prior to any transaction involving a “penny stock”, a disclosure schedule prepared in accordance with SEC standards relating to the “penny stock” market, unless the broker-dealer or the transaction is otherwise exempt. A U.S. broker-dealer is also required to disclose commissions payable to the U.S. broker-dealer and the registered representative and current quotations for the securities. Finally, a U.S. broker-dealer is required to submit monthly statements disclosing recent price information with respect to any “penny stock” held in a customer’s account and information with respect to the limited market in “penny stocks”.

You should be aware that, according to the SEC, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) “boiler room” practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid-ask differentials and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, resulting in investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

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If and when a larger trading market for our Common Stock develops, the market price of our Common Stock is still likely to be highly volatile and subject to wide fluctuations, and you may be unable to resell your shares of Common Stock at or above the price at which you acquired them.

The market price of our Common Stock may be highly volatile and could be subject to wide fluctuations in response to a number of factors that are beyond our control, including, but not limited to:

●	variations in our revenues and operating expenses;

●	actual or anticipated changes in the estimates of our operating results or changes in stock market analyst recommendations regarding our Common Stock, other comparable companies or our industry generally;

●	market conditions in our industry, the industries of our customers and the economy as a whole;

●	actual or expected changes in our growth rates or our competitors’ growth rates;

●	developments in the financial markets and worldwide or regional economies;

●	announcements of innovations or new products or services by us or our competitors;

●	announcements by the government relating to regulations that govern our industry;

●	sales of our shares of Common Stock or other securities by us or in the open market;

●	changes in the market valuations of other comparable companies; and

●	other events or factors, many of which are beyond our control, including those resulting from such events, or the prospect of such events, including war, terrorism and other international conflicts, public health issues including health epidemics or pandemics, such as the COVID-19 pandemic, and natural disasters such as fire, hurricanes, earthquakes, tornados or other adverse weather and climate conditions, whether occurring in the United States or elsewhere, could disrupt our operations, disrupt the operations of our suppliers or result in political or economic instability.

In addition, if the market for technology stocks or the stock market in general experiences loss of investor confidence, the trading price of our Common Stock could decline for reasons unrelated to our business, financial condition or operating results. The trading price of our shares of Common Stock might also decline in reaction to events that affect other companies in our industry, even if these events do not directly affect us. Each of these factors, among others, could harm the value of your investment in our securities. In the past, following periods of volatility in the market, securities class-action litigation has often been instituted against companies. Such litigation, if instituted against us, could result in substantial costs and diversion of management’s attention and resources, which could materially and adversely affect our business, operating results and financial condition.

We do not anticipate paying dividends on our Common Stock in the foreseeable future; you should not buy our shares of Common Stock if you expect dividends.

The payment of dividends on our Common Stock will depend on earnings, financial condition and other business and economic factors affecting us at such time as our board of directors (“Board of Directors”) may consider relevant. If we do not pay dividends, our Common Stock may be less valuable because a return on your investment will only occur if the price of our Common Stock appreciates.

We currently intend to retain our future earnings to support operations and to finance expansion and, therefore, we do not anticipate paying any cash dividends on our Common Stock in the foreseeable future.

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A large number of shares may be sold in the market following this offering, which may significantly depress the market price of our Common Stock.

The Warrant Shares sold in the offering will be freely tradable without restriction or further registration under the Securities Act. As a result, a substantial number of shares of our Common Stock may be sold in the public market following this offering. If there are significantly more shares of Common Stock offered for sale than buyers are willing to purchase, then the market price of our Common Stock may decline to a market price at which buyers are willing to purchase the offered Common Stock and sellers remain willing to sell our Common Stock.

Exercise of options or warrants may have a dilutive effect on your percentage ownership of Common Stock, and may result in a dilution of your voting power and an increase in the number of shares of Common Stock eligible for future resale in the public market, which may negatively impact the trading price of our shares of Common Stock.

The exercise of some or all of our outstanding warrants or options could result in significant dilution in the percentage ownership interest of investors in this offering and in the percentage ownership interest of our existing common stockholders and in a significant dilution of voting rights and earnings per share.

As of August 20, 2021, we have warrants outstanding to purchase 26,808,598 shares of Common Stock. The warrants have a weighted average exercise price of $3.29 and a weighted average years to maturity of approximately 4.6 years. In addition, as of such date, we have options to purchase 1,091,939 shares of our Common Stock outstanding and exercisable at an average price of $1.94 per share.

In addition to the dilutive effects described above, the exercise, conversion or repayment, as applicable, of those securities would lead to an increase in the number of shares of Common Stock eligible for resale in the public market. Sales of substantial numbers of such shares of Common Stock in the public market could adversely affect the market price of our shares of Common Stock. Substantial dilution and/or a substantial increase in the number of shares of Common Stock available for future resale may negatively impact the trading price of our shares of Common Stock.

We may seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing securities that would dilute the ownership of the Common Stock. Depending on the terms available to us, if these activities result in significant dilution, it may negatively impact the trading price of our shares of Common Stock.

We may acquire other technologies or finance strategic alliances by issuing our equity or equity-linked securities, which may result in additional dilution to our stockholders. We have financed our operations, and we expect to continue to finance our operations, acquisitions, if any, and the development of strategic relationships by issuing equity and/or convertible securities, which could significantly reduce the percentage ownership of our existing stockholders. Further, any additional financing that we secure may require the granting of rights, preferences or privileges senior to, or pari passu with, those of our Common Stock. Any issuances by us of equity securities may be at or below the prevailing market price of our Common Stock and in any event may have a dilutive impact on your ownership interest, which could cause the market price of our Common Stock to decline. We may also raise additional funds through the incurrence of debt or the issuance or sale of other securities or instruments senior to our shares of Common Stock. The holders of any securities or instruments we may issue may have rights superior to the rights of our common stockholders. If we experience dilution from issuance of additional securities and we grant superior rights to new securities over common stockholders, it may negatively impact the trading price of our shares of Common Stock.

We may not be able to maintain an active, liquid trading market for our Common Stock, which may cause our Common Stock to trade at a discount and make it difficult for you to sell the Common Stock you hold.

Our Common Stock is currently listed on Nasdaq. However, there can be no assurance that we will be able to maintain an active market for our Common Stock either now or in the future. If an active and liquid trading market cannot be sustained, you may have difficulty selling any of our Common Stock that you hold. The market price of our Common Stock may decline below the applicable public offering price that you paid in this offering, and you may not be able to sell your shares of our Common Stock at or above the price that you paid, or at all.

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We will have broad discretion as to any proceeds that we receive from the cash exercise by any holders of the Warrants, and we may not use the proceeds effectively.

We will not receive any of the proceeds from the sale of any of the Securities by the Selling Securityholders pursuant to this prospectus. We may receive up to approximately $24,965,005 in aggregate gross proceeds from cash exercises of the Warrants, based on the per share exercise price of the Warrants, and to the extent that we receive such proceeds, we intend to use such proceeds for working capital and general corporate purposes. We have considerable discretion in the application of such proceeds. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used in a manner agreeable to you. You must rely on our judgment regarding the application of such proceeds, which may be used for corporate purposes that do not improve our profitability or increase the price of our shares of Common Stock. Such proceeds may also be placed in investments that do not produce income or that lose value. The failure to use such funds by us effectively could have a material adverse effect on our business, financial condition, operating results and cash flow.

There is no public market for the Warrants being offered in this offering.

There is no established public trading market for the Warrants being offered in this offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Without an active market, the liquidity of the Warrants will be limited.

The Warrants are speculative in nature.

The Warrants offered hereby do not confer any rights of Common Stock ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire shares of Common Stock at a fixed price. Specifically, holders of the Warrants may exercise their right to acquire the Common Stock and pay an exercise price of $3.25 per share, as such price may be adjusted. Moreover, following this offering, the market value of the Warrants is uncertain.

Furthermore, each Warrant will expire five (5) years and thirty (30) days from its initial exercise date. In the event that our Common Stock price does not exceed the exercise price of the Warrants during the period when the Warrants are exercisable, as applicable, such Warrants may not have any value.

Holders of the Warrants purchased in this offering will have no rights as common stockholders until such holders exercise such Warrants and acquire our Common Stock.

Until holders of the Warrants acquire shares of our Common Stock upon exercise thereof, holders of such Warrants will have no rights with respect to the shares of our Common Stock underlying such Warrants. Upon exercise of the Warrants, such holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Neither we nor the Selling Securityholders have authorized any other party to provide you with information concerning us or this offering.

You should carefully evaluate all of the information in this prospectus and the registration statement of which this prospectus forms a part, including the documents incorporated by reference herein. We may receive media coverage regarding our Company, including coverage that is not directly attributable to statements made by our officers, that incorrectly reports on statements made by our officers or employees, or that is misleading as a result of omitting information provided by us, our officers or employees. Neither we nor the Selling Securityholders have authorized any other party to provide you with information concerning us or this offering, and such recipients should not rely on this information.

Risks Related to our Business

We have incurred losses in recent years.

We have had net losses for several years and had an accumulated deficit of $90,014,500 at December 31, 2020, which includes our net losses of $2,625,881 for the year ended December 31, 2020, as compared to an accumulated deficit of $87,388,619 at December 31, 2019. As of June 30, 2021, we had an accumulated deficit of $73,675,129, which was reduced as a result of net income of $16,339,371 for the six months ended June 30, 2021. We have implemented several initiatives intended to improve our revenues and reduce our operating costs with a goal of restoring profitability. If we are unsuccessful in this regard, it will have a material adverse impact on our business, prospects, operating results and financial condition.

We do not have any revolving credit facilities and it may be difficult for us to enter into one.

We have no revolving credit facility to fund our operating needs should it become necessary. It will be difficult to obtain an institutional line of credit facility given our operating losses and the current banking environment, which may adversely affect our ability to finance our business, grow or be profitable. Further, even if we could obtain a new credit facility, in all likelihood it would not be on terms favorable to us.

If we are unable to manage our current business activities, our prospects may be limited and our future profitability may be adversely affected.

We experienced a decline in our operating results from 2009 to 2020, including through the six months ended June 30, 2021, however we noted an improvement in operating results during the six months ended June 30, 2021. Our revenues have been unpredictable, which poses significant burdens on us to be proactive in managing production, personnel levels and related costs. We will need to improve our revenues, operations, financial and other systems to manage our business effectively, and any failure to do so may lead to inefficiencies and redundancies which reduce our prospects to return to profitability.

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We face risks related to health epidemics and other outbreaks, which could significantly disrupt our operations and could have a material adverse impact on us, and the COVID-19 pandemic could materially and adversely affect our business.

The COVID-19 pandemic has resulted in hundreds of millions of infections and millions of deaths worldwide, as of the date of filing of the registration statement of which this prospectus forms a part, and continues to spread across the globe, including throughout the law enforcement and commercial fleets channels in the United States, the major market in which we operate. The COVID-19 pandemic or the outbreak of any other pandemic or epidemic could materially and adversely affect our business, financial condition and results of operations. If COVID-19 worsens in the United States and Asia, or in any other regions in which we have material operations or sales, our business activities originating from affected areas, including sales, manufacturing and supply chain related activities, could be adversely affected. Although we have been deemed by the State of Kansas to be an “essential business”, our supply chain has been and continues to be disrupted and our customers, in particular our commercial customers, have been and continue to be significantly impacted, which has in turn reduced our operations and activities. Disruptive activities from COVID-19 could still include the temporary closure of our manufacturing facilities and those used in our supply chain processes, restrictions on the export or shipment of our products, significant cutback of ocean container delivery from Asia, business closures in impacted areas, and restrictions on our employees’ and consultants’ ability to travel and to meet with customers. Additionally, the recent decline in COVID-19 infection rates due to increased vaccination rates in the U.S. and abroad has resulted in a reduction in sales of our Shield™ and ThermoVU™ products since the first quarter of 2021, which has continued through the second quarter of 2021. Recently, the delta variant of Covid-19 has increased infection and hospitalization rates which may lead to higher sales as the government and health authorities consider new actions and restrictions to combat the spread of the new variant. The extent to which COVID-19 impacts our results will depend on future developments, which are highly uncertain and cannot be predicted, including vaccination and infection rates, new information which may emerge concerning the severity of the virus and any other actions to contain it or treat its impact, among others. COVID-19 could also result in social, economic and labor instability in the countries in which we or our customers and suppliers operate.

If workers at one or more of our offices or the offices of our suppliers or manufacturers become ill or are quarantined and in either or both events are therefore unable to work, our operations could be subject to disruption. Further, if our manufacturers become unable to obtain necessary raw materials or components, we may incur higher supply costs or our manufacturers may be required to reduce production levels, either of which may negatively affect our financial condition or results of operations. In addition, the capital markets have been disrupted and our efforts to raise necessary capital will likely be adversely impacted by COVID-19. As a result, we cannot forecast with any certainty when the disruptions caused by such outbreak will cease to impact our business and the results of our operations. In reviewing our consolidated financial statements for the year ended December 31, 2020 and the six months ended June 30, 2021, as well as the notes to such financial statements, which financial statements and notes are incorporated by reference to this reoffer prospectus and any supplement or amendment hereto, consider the additional uncertainties caused by COVID-19. The extent to which COVID-19 affects our results will depend on future developments that are highly uncertain and cannot be predicted, including actions to contain COVID-19 or address and treat its effects, among others.

Although we received notification of partial forgiveness of our recently received PPP Loan, our application for the PPP Loan could in the future be determined to have been impermissible or could result in damage to our reputation.

In April 2020, we received proceeds of approximately $1.4 million from a loan under the CARES Act, a portion of which may be forgiven, which we used to retain employees, maintain payroll and make lease and utility payments. Under the CARES Act, loan forgiveness is available for the sum of documented payroll costs, covered rent payments, covered mortgage interest and covered utilities during the eight-week period beginning on the date of loan approval. Not more than 25% of the forgiven amount may be for non-payroll costs. We will be required to repay any portion of the outstanding principal that is not forgiven, along with accrued interest, and we cannot provide any assurance that we will be eligible for full forgiveness of the PPP Loan. On December 10, 2020, the Company received notification from First-Citizens Bank & Trust Company (“First-Citizens”) of partial forgiveness of the PPP Loan in the amount of $1,418,900 after the Company previously applied for forgiveness of the PPP Loan. The amount of forgiveness remitted to First-Citizens by the SBA was $1,418,900, which was reduced by a $10,000 Economic Injury Disaster Loan advance that the Company received and which is the remaining balance of the PPP Loan at December 31, 2021. The remaining $10,000 PPP Loan balance was forgiven during the six months ended June 30, 2021, leaving no remaining PPP Loan balance outstanding at June 30, 2021.

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In order to apply for the PPP Loan, we were required to certify, among other things, that the current economic uncertainty made the PPP Loan request necessary to support our ongoing operations. We made this certification in good faith after analyzing, among other things, our financial situation and access to alternative forms of capital, and believe that we satisfied all eligibility criteria for the PPP Loan, and that our receipt of the PPP Loan was consistent with the broad objectives of the CARES Act. At the time that we had made such certification, we could not predict with any certainty whether we would be able to obtain the necessary financing to support our operations. Our situation has subsequently improved, as a result of, among other things, our closing of two registered direct offerings in June 2020, and as a result of the funds that we received from the PPP Loan. The certification described above that we were required to provide in connection with our application for the PPP Loan did not contain any objective criteria and was subject to interpretation. However, on April 23, 2020, the SBA issued guidance stating that it is unlikely that a public company with substantial market value and access to capital markets will be able to make the required certification in good faith. The lack of clarity regarding loan eligibility under the CARES Act has resulted in significant media coverage and controversy with respect to public companies applying for and receiving loans. If, despite our good-faith belief that we satisfied all eligible requirements for the PPP Loan, we are later determined to have violated any of the laws or governmental regulations that apply to us in connection with the PPP Loan, such as the False Claims Act, or it is otherwise determined that we were ineligible to receive the PPP Loan, we may be subject to penalties, including significant civil, criminal and administrative penalties, and could be required to repay the PPP Loan in its entirety. In addition, our receipt of the PPP Loan may result in adverse publicity and damage to our reputation, and a review or audit by the SBA or other government entity or claims under the False Claims Act could consume significant financial and management resources.

There are risks related to dealing with domestic governmental entities as customers.

One of the principal target markets for our products is the law enforcement community. In this market, the sale of products will be subject to budget constraints of governmental agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Such governmental agencies have experienced budgetary pressures because of the recent recession and its impact on local sales, property and income taxes that provide funding for purchasing our products. These agencies also may experience political pressure that dictates the way they spend money. Thus, even if an agency wants to acquire our products, it may be unable to purchase them due to budgetary or political constraints, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

There are risks related to dealing with foreign governmental entities as customers.

We target the law enforcement community in foreign countries for the sale of many of our products. While foreign countries vary, generally the sale of our products will be subject to political and budgetary constraints of foreign governments and agencies purchasing these products, which could result in a significant reduction in our anticipated revenues. Some foreign governments are experiencing budgetary pressures because of various reasons specific to them and their impact on taxes and tariffs that in many cases provide funding for purchasing our products. Law enforcement agencies within these countries also may experience political pressure that dictates the way they spend money. Thus, even if a foreign country or its law enforcement agencies want to acquire our products, it may be unable to purchase them due to budgetary or political constraints. We cannot assure investors that such governmental agencies will have the necessary funds to purchase our products even though they may want to do so. Further, even if such agencies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

International law enforcement and other agencies that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from a few months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by foreign governments and agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and receive no revenue in return. In addition, we may be selected as the vendor of choice by these foreign customers but never receive the funding necessary to purchase our product due to political or economic reasons.

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We are marketing our DVM-250, DVM-250 Plus event recorder and FirstVU HD products to commercial customers, which is a relatively new sales channel for us and we may experience problems in gaining acceptance.

The principal target commercial market for our event recorder products is commercial fleet operators, such as taxi cabs, limousine services, transit buses, ambulance services and a variety of delivery services, and the principal target commercial market for our disinfectant/sanitizer and temperature monitoring products are healthcare centers and direct consumer businesses such as bars and restaurants. We have been marketing our FirstVU HD and EVO-HD to commercial customers for approximately one year and have been marketing our Shield™ and ThermoVU™ products to commercial customers for approximately the same period of time. While we have continued to try to capitalize on the existing market for our event recorder products, the markets for these newer products have represented relatively new sales channels for us and we may experience difficulty gaining acceptance of such products by the targeted customers. Our sales of such products will be subject to budget constraints of both the large and small prospective customers, which could result in a significant reduction in our anticipated revenues. Certain of such companies have experienced budgetary and financial pressures for various reasons specific to them or the applicable industries in which they operate, which may negatively impact their ability to purchase our products. Thus, even if prospective customers want to acquire our products, they may be unable to do so because of such factors. Further, even if such companies have the necessary funds, we may experience delays and relatively long sales cycles due to their internal decision-making policies and procedures.

We are operating in developing markets and there is uncertainty as to market acceptance of our technology and products.

The markets for our new branded Shield™ Disinfectant/Sanitizer and ThermoVU™ temperature monitoring solution and our legacy products and technology are developing and rapidly evolving. They are characterized by an increasing number of market entrants who have developed or are developing a wide variety of products and technologies, a number of which offer certain of the features that our products offer. Because of these factors, demand and market acceptance for new products are subject to a high level of uncertainty. There can be no assurance that our technology and products will become widely accepted. It is also difficult to predict with any assurance the future growth rate, if any, and size of the market. If a substantial market fails to develop, develops more slowly than expected or becomes saturated with competitors or if our products do not achieve or continue to achieve market acceptance, our business, operating results and financial condition will be materially and adversely affected.

Our technology may also be marketed and licensed to device manufacturers for inclusion in the products and equipment they market and sell as an embedded solution. As with other new products and technologies designed to enhance or replace existing products or technologies or change product designs, these potential partners may be reluctant to integrate our digital video recording technology into their systems unless the technology and products are proven to be both reliable and available at a competitive price. Even assuming product acceptance, our potential partners may be required to redesign their systems to effectively use our digital video recording technology. The time and costs necessary for such redesign could delay or prevent market acceptance of our technology and products. A lack of, or delay in, market acceptance of our new sanitizer and temperature monitoring solution products and/or our digital video recording technology and products would adversely affect our operations, as would perceptions that the COVID-19 pandemic is waning or nearing its end. There can be no assurance that we will be able to market such technology and products successfully or that any such technology or products will be accepted in the marketplace.

We expend significant resources in anticipation of a sale due to our lengthy sales cycle and may receive no revenue in return.

Generally, law enforcement and other agencies and commercial fleet and mass transit operators that may consider using our products must analyze a wide range of issues before committing to purchase products like ours, including training costs, product reliability and budgetary constraints. The length of our sales cycle may range from several months to a year or more. We may incur substantial selling costs and expend significant effort in connection with the evaluation of our products by potential customers before they place an order. Initial orders by agencies typically are for a small number of units that are used to evaluate the products. If these potential customers do not purchase our products, we will have expended significant resources and have received no revenue in return.

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The digital video recording market is characterized by new products and rapid technological change.

The market for our digital video recording technology products is characterized by rapidly changing technology and frequent new product introductions. Our future success will depend in part on our ability to enhance our existing technologies and products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new digital video recording technology and products both as stand-alone products and embedded solutions in third party products and systems. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the digital video recording market. There can also be no assurance that digital video recording products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

The markets for our new branded Shield™ disinfectant/sanitizer and ThermoVU™ temperature monitoring solution are characterized by new products and rapid technological change.

The markets for our new branded Shield™ disinfectant/sanitizer and ThermoVU™ temperature monitoring solution products are characterized by rapidly changing technology and frequent new product introductions given the COVID-19 pandemic. Our future success will depend in part on our ability to enhance our existing products and to introduce new products and technologies to meet changing customer requirements. We are currently devoting, and intend to continue to devote, significant resources toward the development of new applications for our disinfectant/sanitizer and temperature monitoring solutions and products both as stand-alone products and embedded solutions in third party products and systems. Our current development activities include, among others, electrostatic sprayer systems to more efficiently disburse our Shield™ disinfectant/sanitizer. There can be no assurance that we will successfully complete the development of these technologies and related products in a timely fashion or that our current or future products will satisfy the needs of the market. There can also be no assurance that the disinfectant/sanitizer and temperature monitoring products and technologies developed by others will not adversely affect our competitive position or render our products or technologies non-competitive or obsolete.

We depend on sales from our in-car video products and body-worn cameras and if these products become obsolete or not widely accepted, our growth prospects will be diminished.

We derived our revenues in 2019, 2020 and to date in 2021 predominantly from sales of our in-car video systems, including the DVM-800, our largest selling product, and the FirstVU HD body-worn camera, our second largest selling product. We expect to continue to depend on sales of these products during the remainder of 2021, although we do expect our newly launched EVO-HD in-car system to gain traction in 2021. A decrease in the prices of, or the demand for our in-car video products, or the failure to achieve broad market acceptance of our new product offerings, would significantly harm our growth prospects, operating results and financial condition.

We substantially depend on our research and development activities to design new products and upgrades to existing products and if these products are not widely accepted, or we encounter difficulties and delays in launching these new products, our growth prospects will be diminished.

We have a number of active research and development projects underway that are intended to launch new products or upgrades to existing products. We may incur substantial costs and/or delays in completion of these activities that may not result in viable products or may not be received well by our potential customers. We incurred $ 1,842,800 and $2,005,717 in research and development expenses during the years ended December 31, 2020 and 2019, respectively, and $909,964 and $845,445 in research and development expenses during the six months ended June 30, 2021 and 2020, respectively, which represent a substantial expense in relation to our total revenues and net losses. If we are unsuccessful in bringing these products from the engineering prototype phase to commercial production, we could incur additional expenses (in addition to those already spent) without receiving revenues from the new products. Also, these new products may fail to achieve broad market acceptance and may not generate revenue to cover expenses incurred to design, develop, produce and market the new product offerings. Substantial delays in the launch of one or more products could negatively impact our revenues and increase our costs, which could significantly harm our growth prospects, operating results and financial condition.

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If we are unable to compete in our markets, you may lose all or part of your investment in our shares of Common Stock.

The disinfectant/sanitizer, temperature monitoring, commercial event recorder and law enforcement security surveillance markets are extremely competitive. Competitive factors in these industries include ease of use, effectiveness, safety, quality, portability, versatility, reliability, accuracy and cost. There are companies with direct competitive technology and products in the sanitizer, temperature monitoring, law enforcement and surveillance markets for all our products and those we have in development. Many of these competitors have significant advantages over us, including greater financial, technical, marketing and manufacturing resources, more extensive distribution channels, larger customer bases and faster response times to adapt new or emerging technologies and changes in customer requirements. In the law enforcement markets, our primary competitors include L-3 Mobile-Vision, Inc., Coban Technologies, Inc., WatchGuard, Kustom Signals, Panasonic System Communications Company, International Police Technologies, Inc. and a number of other competitors who sell or may in the future sell in-car video systems to law enforcement agencies. Our primary competitors in the body-worn camera market include Axon, Reveal Media and WatchGuard. We face similar and intense competitive factors for our event recorders in the mass transit markets as we do in the law enforcement and security surveillance markets. We will also compete with any company making surveillance devices for commercial use. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do. Our primary competitors in the commercial fleet sector include Lytx, Inc. (previously DriveCam, Inc.) and SmartDrive Systems. Many of our competitors have greater financial, technical marketing, and manufacturing resources than we do in the disinfectant/sanitizer and temperature monitoring device markets. Our primary competitors in the disinfectant/sanitizer and temperature monitoring sector include Clorox and Johnson & Johnson.

There can be no assurance that we will be able to compete successfully in these markets. Further, there can be no assurance that new and existing companies will not enter such markets in the future.

Although we believe that our products will be distinguishable from those of our competitors based on their effectiveness, safety, technological features and functionality at an attractive value proposition, there can be no assurance that we will be able to penetrate any of our anticipated competitors’ portions of such markets. Many of our anticipated competitors may have existing relationships with equipment or device manufacturers that may impede our ability to market our technology to those potential customers and build market share. There can be no assurance that we will be able to compete successfully against current or future competitors or that competitive pressures will not have a material adverse effect on our business, operating results and financial condition. If we are not successful in competing against our current and future competitors, you could lose your entire investment in our securities. See “Business – Competition” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on March 31, 2021 for additional information.

Defects in our products could impair our ability to sell our products or could result in litigation and other significant costs.

Any significant defects in our products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of our products, diversion of development resources, and injury to our reputation, or increased warranty costs. Because our products are technologically complex, they may contain defects that cannot be detected prior to shipment. These defects could harm our reputation and impair our ability to sell our products. The costs we may incur in correcting any product defects may be substantial and could decrease our profit margins.

In addition, errors, defects or other performance problems could result in financial or other damages to our customers, which could result in litigation. Product liability litigation, even if we prevail, would be time consuming and costly to defend. Our product liability insurance may not be adequate to cover claims. Our product liability insurance coverage per occurrence is $1,000,000, with a $2,000,000 aggregate for our general business liability coverage and an additional $1,000,000 per occurrence. Our excess or umbrella liability coverage per occurrence and in aggregate is $5,000,000.

Product defects can be caused by design errors, programming bugs, or defects in component parts or raw materials. This is common to every product manufactured which is based on modern electronic and computer technology. Because of the extreme complexity of digital in-car video systems, one of the key concerns is operating software robustness. Some of the software modules are provided to us by outside vendors under license agreements, while other portions are developed by our own software engineers. As with any software-dependent product, “bugs” can occur, even with rigorous testing before release of the product. The software included in our digital video rear view mirror products is designed to be “field upgradeable” so that changes or fixes can be made by the end user by downloading new software through the internet. We intend to incorporate this technology into any future products as well, providing a quick resolution to potential software issues that may arise over time.

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As with all electronic devices, hardware issues can arise from many sources. The component electronic parts that we utilize come from many sources around the world. We attempt to mitigate the possibility of shipping defective products by fully testing sub-assemblies and thoroughly testing assembled units before they are shipped out to our customers. Because of the nature and complexity of some of the electronic components used, such as microprocessor chips, memory systems, and zoom video camera modules, it is not technically or financially realistic to attempt to test every single aspect of every single component and their potential interactions. By using components from reputable and reliable sources, and by using professional engineering, assembly, and testing methods, we seek to limit the possibility of defects slipping through. In addition to internal testing, we now have thousands of units in the hands of law enforcement departments and in use every day. Over the past years of field use, we have addressed a number of subtle issues and made refinements requested by the end-user.

We are dependent on key personnel.

Our success will be largely dependent upon the efforts of our executive officers, Stanton E. Ross and Thomas J. Heckman. We do not have employment agreements with Messrs. Ross or Heckman, although we entered into retention agreements with such officers on December 23, 2008, which were amended in April 2018. The loss of the services of either of these individuals could have a material adverse effect on our business and prospects. There can be no assurance that we will be able to retain the services of such individuals in the future. We have not obtained key-man life insurance policies on these individuals. We are also dependent to a substantial degree on our technical, research and development staff. Our success will be dependent upon our ability to hire and retain additional qualified technical, research, management, marketing and financial personnel. We will compete with other companies with greater financial and other resources for such personnel. Although we have not had trouble in attracting qualified personnel to date, there can be no assurance that we will be able to retain our present personnel or acquire additional qualified personnel as and when needed.

We are dependent on manufacturers and suppliers.

We purchase, and intend to continue to purchase, substantially all the components for our products and some entire products, from a limited number of manufacturers and suppliers, most of whom are located outside the United States. Our internal process is principally to assemble the various components and subassemblies manufactured by our suppliers and test the assembled product prior to shipping to our customers. We do not intend to directly manufacture any of the equipment or parts to be used in our products. Our reliance upon outside manufacturers and suppliers, including foreign suppliers, is expected to continue, increase in scope and involves several risks, including limited control over the availability of components, and products themselves and related delivery schedules, pricing and product quality. We may be subject to political and social risks associated with specific regions of the world including those that may be subject to changes in tariffs that may have substantial effects on our product costs and supply chain reliability and availability. We may experience delays, additional expenses and lost sales if we are required to locate and qualify alternative manufacturers and suppliers.

A few of the semiconductor chip components for our products are produced by a very small number of specialized manufacturers. Currently, we purchase one essential semiconductor chip from a single manufacturer who currently sources such chipsets from the Philippines, China, Taiwan and South Korea, among other countries. While we believe that there are alternative sources of supply, if, for any reason, we are precluded from obtaining such a semiconductor chip from this manufacturer, we may experience long delays in product delivery due to the difficulty and complexity involved in producing the required component and we may also be required to pay higher costs for our components.

While we do the final assembly, testing, packaging, and shipment of certain of our products in-house, a number of our component parts are manufactured by subcontractors. These subcontractors include: raw circuit board manufacturers; circuit board assembly houses; injection plastic molders; metal parts fabricators; and other custom component providers. While we are dependent upon these subcontractors to the extent that they are producing custom subassemblies and components necessary for manufacturing our products, we still own the designs and intellectual property involved. This means that the failure of any one contractor to perform may cause delays in production. However, we can mitigate potential interruptions by maintaining “buffer stocks” of critical parts and subassemblies and by using multiple sources for critical components. We also can move our subcontracting to alternate providers. Being forced to use a different subcontractor could cause production interruptions ranging from negligible, such as a few weeks, to very costly, such as four to six months. Further, the failure of a foreign manufacturer to deliver products to us timely, in sufficient quantities and with the requisite quality would have a material adverse impact on our business, operations and financial condition.

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The only components that would require a complete redesign of our digital video electronics package are the chips manufactured by Texas Instruments Incorporated (“Texas Instruments”). While there are competitive products available, each chip has unique characteristics that would require extensive tailoring of product designs to use it. The Texas Instruments chip is the heart of our video processing system. If Texas Instruments became unwilling or unable to provide us with these chips, we would be forced to redesign our digital video encoder and decoder systems. Such a complete redesign could take substantial time (over six months) to complete. We attempt to mitigate the potential for interruption by maintaining continuous stocks of these chips to support several months’ worth of production. In addition, we regularly check on the end-of-life status of these parts to make sure that we will know well in advance of any decisions by Texas Instruments to discontinue these parts. There are other semiconductors that are integral to our product design and which could cause delays if discontinued, but not to the same scale as the Texas Instruments chips.

Although we have not historically had significant supply chain issues with these manufacturers, suppliers, and subcontractors, there can be no assurance that we will be able to retain our present relationships and should we lose these manufacturers, suppliers, and subcontractors, our business would be adversely affected.

Our revenues and operating results may fluctuate unexpectedly from quarter to quarter, which may cause our stock price to decline.

Our revenues and operating results have varied significantly in the past and may continue to fluctuate significantly in the future due to various factors that are both in and outside our control. Thus, we believe that period-to-period comparisons of our operating results may not be meaningful in the short-term, and our performance in a particular period may not be indicative of our performance in any future period.

We have been and may in the future be a party to lawsuits either as a plaintiff or as a defendant in which we may ultimately not prevail, resulting in losses and which may cause our stock price to decline.

We have been and may in the future be involved either as a plaintiff or as a defendant in routine and non-routine litigation and administrative proceedings incidental to our business from time to time, including customer collections, vendor and employment-related matters. See “Item 3. Legal Proceedings” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 that we filed with the SEC on March 31, 2021 for additional information. There can be no assurance that we will prevail in any such litigation or proceedings or that we may not have to pay damages or other awards to any other party and that as a result, such outcomes will not be material to our business or financial condition.

Risks Related to our Intellectual Property

We are uncertain of our ability to protect technology through patents.

Our ability to compete effectively will depend on our success in protecting our proprietary technology, both in the United States and abroad. We have filed for at least 49 patents for protection in the United States and certain other countries to cover certain design aspects of our products.

We have been issued at least 34 patents to date by the USPTO. In addition, we have at least 15 patent applications that are still under review by the U.S. Patent Office and, therefore, we have not yet been issued all the patents that we applied for in the United States. No assurance can be given that any patents relating to our existing technology will be issued from the United States or any foreign patent offices, that we will receive any patents in the future based on our continued development of our technology, or that our patent protection within and/or outside of the United States will be sufficient to deter others, legally or otherwise, from developing or marketing competitive products utilizing our technologies.

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If our patents were to be denied as filed, we would seek to obtain different patents for other parts of our technology. If our main patent, which relates to the placement of the in-car video system in a rear-view mirror, were to be challenged and denied, it could potentially allow our competitors to build very similar devices. Currently, this patent is not being challenged. However, we believe that very few of our competitors would be capable of this because of the level of technical sophistication and level of miniaturization required. Even if we obtain patents, there can be no assurance that they will be enforceable to prevent others from developing and marketing competitive products or methods. If we bring an infringement action relating to any future patents, it may require the diversion of substantial funds from our operations and may require management to expend efforts that might otherwise be devoted to our operations. Furthermore, there can be no assurance that we will be successful in enforcing our patent rights.

Further, if any patents are issued there can be no assurance that patent infringement claims in the United States or in other countries will not be asserted against us by a competitor or others, or if asserted, that we will be successful in defending against such claims. If one of our products is adjudged to infringe patents of others with the likely consequence of a damage award, we may be enjoined from using and selling such product or be required to obtain a royalty-bearing license, if available on acceptable terms. Alternatively, if a license is not offered, we might be required, if possible, to redesign those aspects of the product held to infringe to avoid infringement liability. Any redesign efforts we undertake might be expensive, could delay the introduction or the re-introduction of our products into certain markets, or may be so significant as to be impractical.

We are uncertain of our ability to protect our proprietary technology and information.

In addition to seeking patent protection, we rely on trade secrets, know-how and continuing technological advancement to seek to achieve and thereafter maintain a competitive advantage. Although we have entered into or intend to enter into confidentiality and invention agreements with our employees, consultants and advisors, no assurance can be given that such agreements will be honored or that we will be able to effectively protect our rights to our unpatented trade secrets and know-how. Moreover, no assurance can be given that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to our trade secrets and know-how.

General Risks

The requirements of being a U.S. public company may strain our resources and divert management’s attention.

As a U.S. public company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of The Nasdaq Stock Market LLC, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming, or costly, and increase demand on our systems and resources. The Exchange Act requires, among other things, that we file annual and current reports with respect to our business and operating results.

As a result of disclosure of information in the registration statement, of which this prospectus and any prospectus supplement forms a part, and in the documents that we incorporate by reference herein and therein, as well as in other filings required of a public company, our business and financial condition is more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert resources of our management and harm our business and operating results.

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Our charter documents and Nevada law could prevent a takeover that stockholders consider favorable and could also reduce the market price of our Common Stock.

Provisions of the anti-takeover law of the Nevada Revised Statutes (“NRS”) (NRS 78.378 et seq.) could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition arguably could benefit our stockholders. Various provisions of our amended and restated bylaws (“Bylaws”) may delay, defer or prevent a tender offer or takeover attempt of us that a stockholder might consider in his or her best interest. Our Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the Bylaws by a vote of not less than a majority of our directors. The interests of these stockholders and directors may not be consistent with your interests, and they may make changes to the Bylaws that are not in line with your concerns.

Subject to applicable rules of The Nasdaq Stock Market LLC regarding the issuance of 20% or more of our Common Stock, our authorized but unissued shares of Common Stock are available for our Board or Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, however, faced with an attempt to obtain control of us by means of a proxy context, tender offer, merger or other transaction, our Board of Directors acting alone and without approval of our stockholders can issue large amounts of capital stock as part of a defense to a take-over challenge.

The existence of the foregoing provisions and other potential anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our Common Stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your Common Stock in an acquisition.

If securities or industry analysts do not publish or cease publishing research or reports about us, our business or our market, or if they change their recommendations regarding our Common Stock adversely, our Common Stock price and trading volume could decline.

The trading market for our shares of Common Stock will be influenced by the research and reports that industry or securities analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us change their recommendation regarding our Common Stock adversely, or provide more favorable relative recommendations about our competitors, our Common Stock price would likely decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our Common Stock price or trading volume to decline.

Our ability to use our net operating loss carry-forwards and certain other tax attributes may be limited.

Under Section 382 of the Internal Revenue Code of 1986, as amended, if a corporation undergoes an “ownership change” (generally defined as a greater than 50% change (by value) in its equity ownership over a three-year period), the corporation’s ability to use its pre-change net operating loss carry-forwards and other pre-change tax attributes (such as research tax credits) to offset its post-change income may be limited. We may experience ownership changes in the future as a result of subsequent shifts in our stock ownership, including as a result of the completion of this offering when it is taken together with other transactions we may consummate in the succeeding three-year period. As a result, if we earn net taxable income, our ability to use our pre-change net operating loss carry-forwards to offset U.S. federal taxable income may be subject to limitations, which potentially could result in increased future tax liability to us.

Foreign currency fluctuations may affect our competitiveness and sales in foreign markets.

The relative change in currency values creates fluctuations in our product pricing for potential international customers. These changes in foreign end-user costs may result in lost orders and reduce the competitiveness of our products in certain foreign markets. These changes may also negatively affect the financial condition of some existing or potential foreign customers and reduce or eliminate their future orders of our products. We also import selected components which are used in the manufacturing of some of our products. Although our purchase orders are in the United States dollar, weakness in the United States dollar could lead to price increases for the components.

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TRANSACTIONS RELATING TO THE ISSUANCE OF THE WARRANTS

On January 27, 2021, we entered into a Purchase Agreement with each of the Selling Securityholders, pursuant to which the Company, at a closing on February 1, 2021, issued the February Warrants, which were initially exercisable for up to 14,300,000 shares of Common Stock and issued and included for registration, along with the shares of Common Stock underlying the February Warrants and 3,250,000 shares of Common Stock and pre-funded warrants exercisable for up to 11,050,000 shares of Common Stock, in a registered direct offering by the Company, pursuant to the January 27th Prospectus Supplement (the “February 1st Offering”). The Company received gross proceeds of approximately $40,040,000 in connection with such offering, before deducting discounts, commissions and other offering expenses. EF Hutton, division of Benchmark Investments, LLC (“EF Hutton”), acted as the exclusive placement agent in connection with such offering pursuant to a placement agency agreement. The February Warrants were exercisable for a period of five (5) years after issuance at an initial exercise price $3.25 per share, subject to certain adjustments, as provided in the Warrants.

On August 19, 2021, we entered into a Warrant Exchange Agreement with the Selling Securityholders (the “Warrant Exchange Agreement”), pursuant to which February Warrants exercisable for up to 7,681,540 shares of Common Stock were cancelled in consideration for our issuance of the Warrants to the Selling Securityholders and the issuance of warrants replacing the February Warrants reflecting a reduction of an aggregate of 7,681,540 shares of Common Stock issuable upon exercise of the February Warrants (the “Replacement Warrants”). The Replacement Warrants are exercisable until September 18, 2026. The Company also filed a supplement to the Prospectus Supplement removing the cancelled February Warrants and the shares of Common Stock exercisable thereunder from registration under the Shelf Registration Statement in order to provide additional availability for the issuance of securities under the Shelf Registration Statement. The Warrants were issued to the Selling Securityholders pursuant an exemption from registration under Section 4(a)(2) of the Securities Act.

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DESCRIPTION OF THE SECURITIES OFFERED IN THIS OFFERING

The following description of our Common Stock, the Warrants and certain provisions of our articles of incorporation, as amended (“Articles of Incorporation”), and our Bylaws are summaries and are qualified by reference to our Articles of Incorporation and Bylaws. Such summaries do not purport to be complete and are qualified in their entirety by reference to Nevada law, including the NRS, as well as copies of our Articles of Incorporation and Bylaws, which have been filed as exhibits to prior reports filed by us with the SEC and are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”

Common Stock

Our authorized Common Stock consists of 100,000,000 shares of Common Stock, $0.001 par value per share. As of August 20, 2021, we had 51,513,691 shares of our Common Stock outstanding, which excludes 63,518 shares held in treasury.

Voting Rights

Each share of our Common Stock entitles the owner to one vote. There is no cumulative voting. A simple majority can elect all of the directors at a given meeting, and the minority would not be able to elect any director at that meeting.

Dividends

Each share of our Common Stock is entitled to receive an equal dividend, if one is declared. We cannot provide any assurance that we will declare or pay cash dividends on our Common Stock in the future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws, and will depend on our financial condition, results of operations, capital requirements, general business conditions and other factors that our board of directors may deem relevant. Our board of directors may determine it to be necessary to retain future earnings (if any) to finance our growth. See “Risk Factors” and “Dividend Policy.”

Liquidation

If the Company is liquidated, then assets that remain (if any) after the creditors are paid and the owners of any securities with liquidation preferences senior to the Common Stock are paid will be distributed to the owners of our Common Stock pro rata.

Preemptive Rights

Owners of our Common Stock have no preemptive rights. We may sell shares of our Common Stock to third parties without first offering such shares to current stockholders.

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Redemption Rights

We do not have the right to buy back shares of our Common Stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations. Owners of our Common Stock do not ordinarily have the right to require us to buy their Common Stock. We do not have a sinking fund to provide assets for any buy back.

Conversion Rights

Shares of our Common Stock cannot be converted into any other kind of stock except in extraordinary transactions, such as mergers and court approved bankruptcy reorganizations.

Nonassessability

All outstanding shares of our Common Stock are fully paid and nonassessable.

Listing

Our Common Stock trades on Nasdaq under the symbol “DGLY.”

Warrants

The following summary of certain terms and provisions of the Warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the Warrants, the form of which is filed as an exhibit to our Current Report on Form 8-K filed with the SEC on August 19, 2021. Prospective investors should carefully review the form of Warrant and the terms and provisions of the form of Warrant for a complete description of the terms and conditions of the Warrants.

Duration and Exercise Price

Each Warrant offered hereby has an initial exercise price per share equal to $3.25 per share and expires on September 18, 2026. The Warrants may be exercised by paying the aggregate exercise price for the shares of Common Stock being exercised or exercised on a cashless basis for a net number of shares of Common Stock, as provided in the formula in the Warrants. The exercise price and number of shares of Common Stock issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Stock and the exercise price.

Exercisability

The Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering a duly executed exercise notice accompanied by payment in full for the number of shares of our Common Stock purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder, 9.99%) of the outstanding Common Stock immediately after exercise, except that upon at least 61 days’ prior notice from the holder to us, the holder may increase the amount of ownership of outstanding stock after exercising the holder’s Warrants. No fractional shares of Common Stock will be issued in connection with the exercise of a Warrant. In lieu of fractional shares, we will, at our election, either pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price or round up to the next whole share.

Cashless Exercise

If, at the time a holder exercises its Warrants, a registration statement registering the issuance of the shares of Common Stock underlying the Warrants under the Securities Act is not then effective or available, then in lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of shares of Common Stock determined according to a formula set forth in the Warrants.

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Fundamental Transaction

In the event of a fundamental transaction, as described in the Warrants and generally including any reorganization, recapitalization or reclassification of our Common Stock, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Stock, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Stock, the holders of the Warrants will be entitled to receive upon exercise of the Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Warrants immediately prior to such fundamental transaction. Notwithstanding the foregoing, in the event of such a fundamental transaction, the holders will have the option, which may be exercised within 30 days after the consummation of the fundamental transaction, to require the company or the successor entity purchase the Warrant from the holder by paying to the holder an amount of cash equal to the Black Scholes Value (as defined in the Warrant) of the remaining unexercised portion of the Warrant on the date of the consummation of such transaction. However, if such fundamental transaction is not within the Company’s control, including not approved by the Board of Directors, the holder will only be entitled to receive from the Company or any successor entity, as of the date of consummation of such fundamental transaction, the same type or form of consideration (and in the same proportion), at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock in connection with the fundamental transaction, whether that consideration be in the form of cash, stock or any combination thereof, or whether the holders of Common Stock are given the choice to receive from among alternative forms of consideration in connection with the fundamental transaction.

Limited Resale Payment

If, at any time after the issuance of the Warrants, a holder elects to exercise the February Warrants and, on such exercise date, there is either (i) no effective registration statement covering the resale of the Warrant Shares or (ii) Rule 144 promulgated under the Securities Act (“Rule 144”) is not immediately available for such resale, upon exercise of the Warrants on a cashless exercise basis (other than as a result of any failure by the holder to comply with the conditions of Rule 144), then the Company is required to make a “Limited Resale Payment” (as such term is defined in the Warrants) and the applicable Warrant or Warrants will be returned to the Company for cancellation.

Transferability

Subject to applicable laws, a Warrant may be transferred at the option of the holder upon surrender of the Warrant together with the appropriate instruments of transfer.

Exchange Listing

There is no established public trading market for the Warrants, and we do not expect a market to develop. We do not intend to list the Warrants on any securities exchange or nationally recognized trading system. Without an active trading market, the liquidity of the Warrants will be limited.

Right as a Stockholder

Except as otherwise provided in the Warrants or by virtue of such holder’s ownership of shares of our Common Stock, the holders of the Warrants do not have the rights or privileges of holders of our Common Stock, including any voting rights, until they exercise their Warrants.

Amendment and Waiver

The Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the applicable holder; provided such modification, amendment or waiver applies to all of the then-outstanding Warrants.

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Nevada Anti-Takeover Statutes

Nevada law provides that an acquiring person who acquires a controlling interest in a corporation may only exercise the voting rights of control shares if those voting rights are conferred by a majority vote of the corporation’s disinterested stockholders at a special meeting held upon the request of the acquiring person. If the acquiring person is accorded full voting rights and acquires control shares with at least a majority of all the voting power, then stockholders who did not vote in favor of authorizing voting rights for those control shares are entitled to payment for the fair value of such stockholders’ shares. A “controlling interest” is an interest that is sufficient to enable the acquiring person to exercise at least one-fifth of the voting power of the corporation in the election of directors. “Control shares” are outstanding voting shares that an acquiring person or associated persons acquire or offer to acquire in an acquisition and those shares acquired during the 90-day period before the person involved became an acquiring person

These provisions of Nevada law apply only to “issuing corporations” as defined therein. An “issuing corporation” is a Nevada corporation that (a) has 200 or more stockholders, with at least 100 of such stockholders being both stockholders of record and residents of Nevada, and (b) does business in Nevada directly or through an affiliated corporation. As of the date of this prospectus supplement, we do not have 100 stockholders of record that are residents of Nevada. Therefore, these provisions of Nevada law do not apply to acquisitions of our shares and will not so apply until such time as both of the foregoing conditions are satisfied. At such time as these provisions of Nevada law may apply to us, they may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Nevada law also restricts the ability of a corporation to engage in any combination with an interested stockholder for three years from when the interested stockholder acquires shares that cause the stockholder to become an interested stockholder, unless the combination or purchase of shares by the interested stockholder is approved by the Board of Directors before the stockholder became an interested stockholder. If the combination was not previously approved, then the interested stockholder may only effect a combination after the three-year period if the stockholder receives approval from a majority of the disinterested shares or the offer satisfies certain fair price criteria.

An “interested stockholder” is a person who is:

●	the beneficial owner, directly or indirectly, of 10% or more of the voting power of the outstanding voting shares of the corporation; or
●	an affiliate or associate of the corporation and, at any time within three years immediately before the date in question, was the beneficial owner, directly or indirectly of 10% or more of the voting power of the then outstanding shares of the corporation.

Our articles of incorporation, as amended, and bylaws, as amended, do not exclude us from these restrictions.

These provisions are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and in the policies formulated by the Board of Directors and to discourage some types of transactions that may involve the actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for the potential restructuring or sale of all or a part of our company. However, these provisions could discourage potential acquisition proposals and could delay or prevent a change in control of our company. They also may have the effect of preventing changes in our management.

Transfer Agent

The transfer agent for our Common Stock is Action Stock Transfer Corporation, located at 2469 E. Fort Union Blvd., Salt Lake City, UT 84122. Its telephone number is (801) 274-1088.

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SELLING SECURITYHOLDERS

The Warrants being offered by the Selling Securityholders are the Warrants issued to the Selling Securityholders in exchange for the cancelled February Warrants. The shares of Common Stock being offered by the Selling Securityholders consist of the Warrant Shares issuable upon exercise of all of the Warrants. We are registering the Warrants and the Warrant Shares in order to permit the Selling Securityholders to offer such Securities for resale from time to time. Except for the ownership of the Warrants, the transactions contemplated pursuant to the Warrant Exchange Agreement, and as disclosed in this section under “Material Relationships with Selling Securityholders”, none of the Selling Securityholders have had any material relationship with us within the past three years.

The following table sets forth certain information with respect to each Selling Securityholder, including (i) the shares of Common Stock beneficially owned by the Selling Securityholder prior to this offering, (ii) the number of Warrant Shares being offered by the Selling Securityholder pursuant to this prospectus, (iii) the number of Warrants being offered by the Selling Securityholder pursuant to this prospectus, (iv) the Selling Securityholder’s beneficial ownership after completion of this offering and (v) the Selling Securityholder’s beneficial ownership percentage after completion of this offering. The registration of the Securities does not necessarily mean that the Selling Securityholders will sell all or any of such Warrants or Warrant Shares, but the number of shares of Common Stock and percentages set forth in the final two columns below assume that all shares of Common Stock being offered by the Selling Securityholders are sold. The final two columns also assume the exercise of all of the Warrants held by the Selling Securityholders as of August 20, 2021, without regard to any limitations on exercise described in this prospectus or in the Warrants. See “Plan of Distribution.”

The table is based on information supplied to us by the Selling Securityholders, with beneficial ownership and percentage ownership determined in accordance with the rules and regulations of the SEC, and includes voting or investment power with respect to shares of Common Stock. This information does not necessarily indicate beneficial ownership for any other purpose. In computing the number of shares of Common Stock beneficially owned by a Selling Securityholder and the percentage ownership of that Selling Securityholder, shares of Common Stock subject to warrants held by that Selling Securityholder that are exercisable for shares of Common Stock within 60 days after August 20, 2021, are deemed outstanding. Such shares of Common Stock, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other stockholder.

This prospectus covers the resale of (i) Warrants for the purchase of up to an aggregate of 7,681,540 shares of Common Stock and (ii) the 7,681,540 shares of Common Stock exercisable under such Warrants that may be sold or otherwise disposed of by the Selling Securityholders. Up to 7,681,540 Warrant Shares are issuable to the Selling Securityholders upon the exercise of the Warrants. The Warrants are immediately exercisable on the date of their issuance at an exercise price of $3.25 per share and expire five (5) years and thirty (30) days from the date on which they became exercisable. See “Transactions Relating to the Issuance of the Warrants” and “Description of the Securities Offered in this Offering” in this prospectus for further details relating to the Warrant Shares and the Warrants.

Each of the Selling Securityholders identified below has confirmed to us that it is not a broker-dealer or an affiliate of a broker-dealer within the meaning of United States federal securities laws.

	Number of Shares of Common Stock Beneficially Owned Prior to Offering (1)		Maximum Number of Warrant Shares Offered Pursuant to this Prospectus (2)	Maximum Number of Warrants Offered Pursuant to this Prospectus	Number of Shares of Common Stock Beneficially Owned After Offering (3)	Percentage Common Stock Beneficially Owned After Offering (3)
CVI Investments, Inc.	2,705,540	(4)	3,840,770	3,840,770	2,705,540	4.99%
Sabby Volatility Warrant Master Fund, Ltd.	2,635,000	(5)	3,840,770	3,840,770	2,635,000	4.99%
TOTAL	5,340,540		7,681,540	7,681,540	5,340,540	9.98%

(1)	All of the Warrants that are exercisable for the Warrant Shares offered hereby contain certain beneficial ownership limitations, which provide that a holder of the Warrants will not have the right to exercise any portion of its Warrants if such holder, together with its affiliates, would beneficially own in excess of 4.99% of the number of shares of our Common Stock outstanding immediately after giving effect to such exercise, provided that upon at least 61 days’ prior notice to us, a holder may increase or decrease such limitation up to a maximum of 9.99% of the number of shares of Common Stock outstanding (such limitation, a “Beneficial Ownership Limitation”). Neither of the Selling Securityholders have given such notice. As a result, the number of shares of Common Stock reflected in this column as beneficially owned by each Selling Stockholder includes (a) any outstanding shares of Common Stock held by such Selling Stockholder, and (b) if any, the number of shares of Common Stock subject to the Warrants exercisable for the Warrant Shares offered hereby and any other warrants that may be held by such Selling Stockholder, in each case which such Selling Stockholder has the right to acquire as of August 20, 2021, or within 60 days thereafter, and without it or any of its affiliates beneficially owning more than 4.99% of the number of outstanding shares of Common Stock as of August 20, 2021.

(2)	Represents the total number of Warrant Shares owned by each of the Selling Securityholders, assuming full exercise of the Warrants offered hereby, without giving any effect to the 4.99% Beneficial Ownership Limitation.

(3)	The number of shares of Common Stock beneficially owned and the percentage of beneficial ownership after this offering set forth in these columns are based on 51,513,691 shares of Common Stock outstanding on August 20, 2021, and assumes full exercise of the Warrants that are exercisable for the 7,681,540 Warrant Shares offered hereby. The calculation of beneficial ownership reported in such columns takes into account the effect of the Beneficial Ownership Limitations in any warrants held by the Selling Securityholders after this offering.

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(4)	The number of shares of Common Stock beneficially owned prior to this offering consists of 12,550,000 shares of Common Stock issuable upon exercise of warrants held by CVI Investments, Inc. (“CVI”), including the Warrants, without the application of any Beneficial Ownership Limitations. After the application of all Beneficial Ownership Limitations the number of shares of Common Stock exercisable under all warrants held by CVI, including the Warrants is 2,705,540 shares of Common Stock. In accordance with the terms of the Warrants, the holder thereof may not exercise the Warrants if such exercise would result in such holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” beneficially owning more than the 4.99% Beneficial Ownership Limitation. This exercise limitation may not be waived and any purported exercise that is inconsistent with this exercise limitation is null and void. Heights Capital Management, Inc. (“Heights”), the authorized agent of CVI, has discretionary authority to vote and dispose of the Warrant Shares issuable upon exercise of the Warrants held by CVI and may be deemed to be the beneficial owner of such shares of Common Stock. Martin Kobinger, in his capacity as investment manager of Heights, may also be deemed to have investment discretion and voting power over such shares of Common Stock, but disclaims any such beneficial ownership of such shares. CVI is affiliated with one or more FINRA members. CVI purchased the Warrants exercisable for the Warrant Shares being registered hereunder in the ordinary course of business and at the time of purchase, and had no agreements or understandings, directly or indirectly, with any other person to distribute such Warrant Shares. The principal business address of Heights Capital Management, Inc. is 101 California Street, Suite 3250, San Francisco, CA 94111.

(5)	The number of shares of Common Stock beneficially owned prior to this offering consists of 1,383,948 shares of Common Stock and 12,150,000 shares of Common Stock issuable upon exercise of warrants held by Sabby Volatility Warrant Master Fund, Ltd. (“Sabby”), including the Warrants, without the application of any Beneficial Ownership Limitations. After the application of all Beneficial Ownership Limitations the number of shares of Common Stock exercisable under all warrants held by Sabby, including the Warrants is 1,251,052 shares of Common Stock. In accordance with the terms of the Warrants, the holder thereof may not exercise the Warrants if such exercise would result in such holder and its affiliates and any other person or entities with which such holder would constitute a Section 13(d) “group” beneficially owning more than the 4.99% Beneficial Ownership Limitation. This exercise limitation may not be waived and any purported exercise that is inconsistent with this exercise limitation is null and void. Sabby Volatility Warrant Master Fund, Ltd. is managed by Sabby Management, LLC. Sabby Management, LLC, in its capacity as the investment manager of Sabby Volatility Warrant Master Fund, Ltd., has the power to vote and the power to direct the disposition of all securities held by Sabby Volatility Warrant Master Fund, Ltd. Hal Mintz is the Managing Member of Sabby Management, LLC. Each of Sabby Volatility Warrant Master Fund, Ltd., Sabby Management, LLC and Mr. Mintz disclaim beneficial ownership of the Warrant Shares held by Sabby Volatility Warrant Master Fund, Ltd., except to the extent of any pecuniary interest therein. The principal business address of Sabby Management, LLC is 10 Mountainview Road, Suite 205, Upper Saddle River, NJ 07458.

Material Relationships with Selling Securityholders

In addition to the transactions described above in “Transactions Relating to the Issuance of the Warrants”, we have had the following material relationships with the Selling Securityholders in the last three (3) years:

January 14, 2021 Registered Direct Offering

On January 14, 2021, pursuant to a securities purchase agreement entered into with each of the Selling Securityholders, we closed a registered direct offering of (i) 2,800,000 shares of Common Stock; (ii) pre-funded warrants to purchase up to 7,200,000 shares of Common Stock at an exercise price of $0.01 per share; and (iii) common stock purchase warrants to purchase up to an aggregate of 10,000,000 shares of Common Stock, which are exercisable for a period of five years after issuance at an initial exercise price $3.25 per share, subject to certain adjustments, as provided in such warrants. Such shares of Common Stock or pre-funded warrants, and the accompanying warrants, were only purchasable together, but were issued separately and were immediately separable upon issuance. Each share of Common Stock and accompanying warrant in such offering was offered at a combined offering price of $3.095 per share and accompanying warrant, and each pre-funded warrant and accompanying warrant in such offering was offered at a combined offering price of $3.085 per pre-funded warrant and accompanying warrant.

We received gross proceeds of approximately $30,950,000, before deducting discounts, commissions and other offering expenses, which we intend to use for working capital, product development, order fulfillment and for general corporate purposes. The exclusive placement agent for this offering of Common Stock, EF Hutton also acted as the exclusive placement agent in connection with such offering pursuant to a placement agency agreement, dated January 11, 2021. We agreed to pay EF Hutton a fee equal to 6% of the aggregate purchase price paid by investors placed by EF Hutton and certain expenses. Such shares, pre-funded warrants, and warrants, as well as the shares of Common Stock underlying such pre-funded warrants and warrants, were registered under the Securities Act pursuant to a prospectus supplement, dated January 11, 2021, to the Shelf Registration Statement.

February 1, 2021 Registered Direct Offering

On February 1, 2021, pursuant to the Purchase Agreement entered into with each of the Selling Securityholders, we closed the February 1st Offering. See “Transactions Relating to the Issuance of the Warrants” for further information on the February 1st Offering.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of the Warrants or the Warrant Shares by the Selling Securityholders pursuant to this prospectus. We may receive up to $24,965,005 in aggregate gross proceeds from cash exercises of the Warrants, if exercised in full, based on the per share exercise price of the Warrants. Any proceeds we receive from the exercise of the Warrants will be used for working capital and general corporate purposes. The Selling Securityholders will pay any agent’s commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses that they incur in disposing of the Securities. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares of the Securities covered by this prospectus and any prospectus supplement. These may include, without limitation, all registration and filing fees, SEC filing fees and expenses of compliance with state securities or “blue sky” laws.

We cannot predict when or if the Warrants will be exercised, and it is possible that the Warrants may expire and never be exercised. In addition, the Warrants may be exercised on a cashless basis if there is not an effective registration statement covering the resale of the Warrant Shares, or the prospectus contained therein is not available for the issuance of the Warrant Shares. As a result, we may never receive meaningful, or any, cash proceeds from the exercise of the Warrants, and we cannot plan on any specific uses of any proceeds we may receive beyond the purposes described herein.

See “Plan of Distribution” elsewhere in this prospectus for more information.

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PLAN OF DISTRIBUTION

We are registering the Warrants and Warrant Shares to permit the resale of the Warrants and Warrant Shares by the Selling Securityholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by any of the Selling Securityholders of the Warrants or Warrant Shares. We will bear all fees and expenses incident to our obligation to register the Warrants and Warrant Shares.

The Selling Securityholders and any of their respective pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the Warrant Shares covered hereby on any trading market, stock exchange or other trading facility on which the Common Stock is traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Securityholders may use any one or more of the following methods when selling the Warrants or Warrant Shares covered hereby, as applicable:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell such shares of Common Stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the Selling Securityholders to sell a specified number of such shares of Common Stock at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The Selling Securityholders may also sell the shares of Common Stock covered hereby under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the Selling Stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Securityholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction or a principal transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the Warrants or the Warrant Shares covered hereby, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The Selling Securityholders may also sell shares of Common Stock short and deliver these securities to close out their short positions, or loan or pledge such shares of Common Stock to broker-dealers that in turn may sell such shares of Common Stock. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Securityholders and any broker-dealers or agents that are involved in selling any of the Warrants or Warrant Shares covered hereby may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of such Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are requesting that each Selling Securityholder inform us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the Warrants or Warrant Shares covered hereby. We will pay certain fees and expenses incurred by us incident to the registration of such shares Securities.

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Because the Selling Securityholders may each be deemed to be an “underwriter” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act, including Rule 172 thereunder. In addition, any shares of Common Stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. We are requesting that each Selling Securityholder confirm that there is no underwriter or coordinating broker acting in connection with the proposed sale of the Warrants or Warrant Shares covered hereby by the Selling Securityholder.

We intend to keep this prospectus effective until the earlier of (i) the date on which the Warrant Shares covered hereby may be resold by the Selling Securityholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for us to be in compliance with the current public information requirement under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the shares of the Warrant Shares covered hereby have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The Warrant Shares covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the Warrant Shares covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Warrant Shares covered hereby may not simultaneously engage in market making activities with respect to such shares of Common Stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the Selling Securityholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of such Warrant Shares by the Selling Securityholders or any other person. We will make copies of this prospectus available to the Selling Securityholders and are informing the Selling Securityholders of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITY

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

LEGAL MATTERS

Sullivan & Worcester LLP, New York, New York, will render a legal opinion as to the validity of the Securities to be registered hereby.

EXPERTS

The consolidated financial statements of Digital Ally, Inc. as of December 31, 2020 and 2019 and for each of the two years in the period ended December 31, 2020, incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2020, have been so incorporated in reliance on the report of RBSM LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus constitutes a part of a registration statement on Form S-3 filed under the Securities Act. As permitted by the SEC’s rules, this prospectus, which forms a part of the registration statement, does not contain all the information that is included in the registration statement. You will find additional information about us in the registration statement. Any statements made in this prospectus concerning legal documents are not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public at no cost from the SEC’s website at www.sec.gov. Our corporate website is www.digitalallyinc.com. The information on our corporate website is not incorporated by reference in this prospectus and the documents incorporated by reference herein, and you should not consider it a part of this prospectus or such documents.

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INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC permits us to “incorporate by reference” into this prospectus the information contained in documents that we file with the SEC, which means that we can disclose important information to you by referring you to those documents. Information that is incorporated by reference is considered to be part of this prospectus and you should read it with the same care that you read this prospectus. Information that we file later with the SEC will automatically update and supersede the information that is either contained, or incorporated by reference, in this prospectus, and will be considered to be a part of this prospectus from the date those documents are filed. We have filed with the SEC and incorporate by reference in this prospectus, except as superseded, supplemented or modified by this prospectus, the documents listed below (excluding those portions of any Current Report on Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

●	our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 31, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2021, filed with the SEC on May 17, 2021;

●	our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2021 filed with the SEC on August 18, 2021;

●	our Current Reports on Forms 8-K filed with the SEC on January 8, 2021, January 12, 2021, and January 15, 2021, January 28, 2021, February 3, 2021, April 16, 2021, May 3, 2021, June 9, 2021, July 7, 2021, July 9, 2021 and August 19, 2021;

●	Our Definitive Proxy Statement on Schedule 14A for our annual meeting of stockholders originally to be held on June 22, 2021, as filed with the SEC on April 27, 2021 (File No. 001-33899), the Additional Definitive Proxy Soliciting Materials adjourning such annual meeting to July 1, 2021, filed with the SEC on June 22, 2021, and the Additional Definitive Proxy Soliciting Materials adjourning such annual meeting to July 8, 2021, filed with the SEC on July 1, 2021; and

●	the description of our Common Stock contained in our Registration Statement on 8-A filed with the SEC on December 28, 2007, including all amendments and reports filed for the purpose of updating such description.

We also incorporate by reference into this prospectus additional documents that we may file with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof but before the completion or termination of this offering (excluding any information not deemed “filed” with the SEC). Any statement contained in a previously filed document is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in a subsequently filed document incorporated by reference herein modifies or supersedes the statement, and any statement contained in this prospectus is deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in a subsequently filed document incorporated by reference herein modifies or supersedes the statement.

We will provide, without charge, to each person to whom a copy of this prospectus is delivered, including any beneficial owner, upon the written or oral request of such person, a copy of any or all of the documents incorporated by reference herein, including exhibits. Requests should be directed to:

Digital Ally, Inc.

15612 College Blvd.

Lenexa, KS 66219

(913) 814-7774

corporate@digitalallyinc.com

Copies of these filings are also available on our website at www.digitalallyinc.com. For other ways to obtain a copy of these filings, please refer to “Where You Can Find More Information” above.

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Digital Ally, Inc.

Warrants to Purchase up to 7,681,540 Shares of Common Stock

Up to 7,681,540 Shares of Common Stock underlying Warrants

PROSPECTUS

September 2, 2021